EXHIBIT 34.1

Report of Independent Registered Public Accounting Firm

To the Board of Directors of Royal Bank of Canada:

We have examined management’s assertion, included in the accompanying Management's Report on Assessment of Compliance with SEC Regulation AB Servicing Criteria, that Royal Bank of Canada (the “Bank”) complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission's Regulation AB for the Residential Mortgages in the covered pool held by the RBC Covered Bond Guarantor Limited Partnership (the “Platform”), as of October 31, 2016 and for the year then ended, excluding criteria 1122(d)(1)(ii), 1122(d)(1)(iii), 1122(d)(1)(iv), 1122(d)(1)(v), 1122(d)(2)(iii) and 1122(d)(2)(vi), which the Bank has determined are not applicable to the servicing activities performed by it with respect to the Platform. Management is responsible for the Bank's compliance with the servicing criteria.  Our responsibility is to express an opinion on management's assertion based on our examination.

Our examination was conducted in accordance with attestation standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Bank’s compliance with the applicable servicing criteria and performing such other procedures as we considered necessary in the circumstances.  Our examination included testing of selected transactions and securities that comprise the Platform, testing of selected servicing activities related to the Platform, and determining whether the Bank processed those selected transactions and performed those selected activities in compliance with the applicable servicing criteria.  Our procedures were limited to the selected transactions and servicing activities performed by the Bank during the period covered by this report.  Our procedures were not designed to detect noncompliance arising from errors that may have occurred prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Bank during the period covered by this report.  We believe that our examination provides a reasonable basis for our opinion.  Our examination does not provide a legal determination on the Bank’s compliance with the servicing criteria.

In our opinion, management’s assertion that the Bank complied, in all material respects, with the aforementioned applicable servicing criteria as of and for the year ended October 31, 2016 for the Platform is fairly stated.

/s/ PricewaterhouseCoopers LLP
Chartered Professional Accountants, Licensed Public Accountants
Toronto, Canada
January 30, 2017